Exhibit 99.2

CASCADE CORPORATION, #11127141

4TH QUARTER FISCAL YEAR 2009 RESULTS

April 2, 2009, 5:00 PM ET

Chairperson: Robert Warren

Operator:	Good afternoon ladies and gentlemen and welcome to the Cascade Corporation Fourth Quarter Fiscal Year 2009 Earnings Call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If any one should need assistance at any time during the conference, please press the star, followed by the zero. As a reminder, this conference is being recorded on Thursday, April 2, 2009.

I would now like to turn the conference over to Robert Warren, President and CEO of Cascade Corporation. Please go ahead, sir.

Robert Warren:	Good afternoon everyone and welcome to today’s call. Andy Anderson, our Chief Operating Officer and Joe Pointer, our Chief Financial Officer are here with me. For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. We operate globally with about 2,000 employees working in 27 facilities in 16 countries. We manufacture devices primarily for industrial trucks, most commonly called lift trucks or forklifts. These products, which are used in nearly every industry worldwide that uses lift trucks, allow the lift truck to carry, position and deposit various types of loads. A smaller portion of our products are for construction vehicles, such as tool carriers and skid steer loaders.

Approximately 55% of our products are sold through retail dealers. The remaining products are sold directly to globally manufacturers, names such as Hyster, Toyota, Kion, Mitsubishi, Yale, Komatsu, Hefei, Ingersoll Rand, Caterpillar and Nisan.

Joe will now provide you with a recap of the year and an overview of the fourth quarter.

Joseph Pointer:	Thank you, Bob. I’d like to remind everyone that during the course of this call we may make forward-looking statements. Participants are cautioned that these forward-looking statements, including statements about our anticipated revenue, cost, earnings and cash flows are subject to a number of risks and uncertainties that could cause our actual or future results to differ materially. Additional information regarding these risks and uncertainties are described in our reports on forms 10-K and 10-Q and other filings with the Securities and Exchange Commission. We cannot provide any assurance that future results will meet expectations.

In addition, historical information should not be considered an indicator of future performance. We disclaim any obligation to release any updates to any comments made in this call or reflect any changes in business conditions.

As I walk you through our results, please note that our fiscal year ends on January 31st so when we refer to fiscal year 2009, we are actually referring to the year that just ended January 31, 2009. Also, all percentage comparisons to prior periods will exclude the impact of changes in foreign currencies.

We are going to somewhat alter the format of what we discussed from conference calls in the past. Our press release contains a comprehensive summary of the financial results, both on a consolidated level and by region so I’m going to limit my comments to the significant factors impacting the quarter and the year and some other key financial matters. At the end of the call we are happy to answer any questions you may have that we don’t address in our comments.

Fiscal 2009 was an interesting year. For the first three quarters our biggest challenge was the increasing cost of the material we use to build our products and mitigating the impact of these increases on our profitability. Outside of a moderate downward trend in orders for our North American business, the other lift truck markets around the world were relatively stable. All this changed at the end of the third quarter with turbulence in the financial markets and ensuing economic downturn which resulted in a significant drop in fourth quarter sales.

Net sales for the current year were 534 million, a decrease of 6% compared to the prior year. The majority of this decrease occurred in the fourth quarter. Net income for fiscal 2009 was $1 million, compared to 60 million for fiscal 2008. The fourth quarter included a $46 million pre-tax or $32 million after-tax impairment charge for goodwill intangibles related to our North American construction attachment business. I’ll discuss the impairment charge later in the call.

The prior year results include $10 million of net income due to the settlement of an insurance litigation matter. Excluding the impairment charge and insurance recovery, net income for fiscal 2009 was 34% lower than fiscal 2008. This decrease is a result of lower sales, higher material cost and restructuring expenses incurred in the current year.

During the fourth quarter of fiscal 2009 we incurred a net loss of $31 million, compared to net income of 9 million in the prior year fourth quarter. The loss was a result of the $46 million asset impairment charge. Excluding this charge, our Q4 income and earnings per share would have been 1.1 million and $0.10 per diluted share, both of which are about 88% below the prior year.

During our third quarter conference call we had noted that our October order rates had dropped dramatically. We estimated at that time that based on this trend, general economic conditions and other industry data our sales would be down as much as 30% in the fourth quarter. Our sales decreased 25% for the quarter and the downturn effected demand for our products in all regions, except for Asia Pacific which saw only a modest decline.

China sales experienced the biggest decline at just over 50%. The drop in sales for all regions and the decline in lift truck markets has mirrored, to some degree the deterioration of most economic markets around the world. Our gross profit percentages were lower in each region during fiscal 2009 as a result of decreased sales volumes and higher material costs in comparison with the prior year.

Total SG&A cost decreased 24% as a result of cost reduction efforts in response to changing economic conditions and lower costs in Europe due to restructuring efforts over the past year. Bob will give an update on our European restructuring activities later.

I would now like to provide some details regarding the $46 million asset impairment charge. Of this amount, 29 million is attributable to goodwill and 17 million to intangible assets, all acquired as part of our construction attachment business in late fiscal 2007 and early fiscal 2008. This charge is a non-cash item that does not impact our normal business operations or compliance with debt covenants.

Shortly following our acquisitions, the decline of the housing market in the U.S. began a steady erosion of the entire construction industry which is currently experiencing its biggest downturn in over 30 years. While we made several improvements to our construction businesses, we have experienced increasing operating losses in a declining market. During the year ended January 31st, 2009 we had revenues from the construction attachment business of $12 million which represents a decrease in revenues of about 45% since 2008 and we also incurred an operating loss of about $5 million.

The ongoing weak levels of construction activity, accompanied by the negative effects of the prolonged U.S. recession caused the evaluation and eventual write down of assets related to the construction business. All of the goodwill related to our construction business has now been written off. After our fourth quarter impairment charge we have $74 million of goodwill remaining on our balance sheet. As some of you may have noted from following other companies and in the business news, several companies have recorded impairment charges as a result of significant declines in the market price of their stock. These declines have resulted in their market cap being significantly below the book value or at equity which led to an impairment charge for goodwill.

Going forward, changes in market and economic conditions and in particular, fluctuations in the market price of our stock could result in additional impairment tests and potentially, additional charges. Given the difficult economic conditions we are currently facing, our top priorities are to generate cash from operations and pay down our long term debt. At January 31st, 2009, our cash balance was $31 million with long term debt of 103 million. During the quarter we generated 19 million of cash from operations, primarily from a reduction in accounts receivable due to lower sales.

Over the past year our inventory levels have increased because of higher material prices and additional purchases we have made to stay ahead of price increases. With the steep decline in fourth quarter orders, our inventory is still at a relatively high level. We expect to continue reducing our inventory levels throughout the remainder of the year.

Earlier this week our Board of Directors declared a dividend of $0.05 per share, which is a 75% reduction from our prior dividend level. Because of the current economic times, the Board felt it was prudent to use our cash to reduce outstanding debt.

A couple of comments related to our line of credit which is with the Bank of America and Union Bank of California. The $145 million facility matures in December 2011. Outstanding debt under the line of credit had an interest rate of 1.8% at January 31, 2009 which is LIBOR plus 1%. We are in compliance with our financial covenants under the credit agreement and compliance with our covenants is measured on a rolling, four quarters basis.

I would now like to turn over the call to Bob for a discussion of the current lift truck market, our European restructuring update and some general comments.

Robert Warren:	Thank you, Joe. I’d like to start with a brief overview of the lift truck market. Currently, the lift truck market is the only direct economic or industrial indicator we have available for our markets. While this does not exactly correlate with our business levels since various end markets use our products to differing degrees, it does give us some indication of short term trends.

The drop in the fourth quarter lift truck shipments around the world range from 15 to 45%; where our sales dropped 25% during the same period. More relevant to today and the future is the current rate of lift truck orders. In February 2009 in comparison with the prior year, these rate ranges from 2% down in China to up to 65% down in other regions. To date in fiscal 2010, the decline in our first quarter order level has not been this dramatic but definitely in excess of the 25% decline we experienced in the fourth quarter.

China is the only region that has rebounded somewhat from the seat declines in the fourth quarter. At the present time it is too early to tell if this is a positive trend or just a one month spike. Given the current conditions, it is very difficult to predict or estimate future trends in the global lift truck market. However, we don’t anticipate much of a recovery in the lift truck industry through the end of fiscal 2010.

Given the uncertainty surrounding the current economic environment, we have taken a number of steps in our business to adjust our global operations to the reduced business level and improve operational performance. These steps include a reduction in our global work force by approximately 20% in terms of numbers of employees. However, if you consider the effect of reduced work schedules and plant shut downs that have occurred to some degree at almost every location we have actually experienced a decline in our personal expenses in excess of 30% through the end of March.

Additional steps have included a 10% reduction in salaries for our executive team and retainer fees paid to our Board of Directors and pay and hiring freezes at all of our locations. We have instituted spending controls to reduce both production and administrative costs. Limitations have been placed on the purchase of raw materials and components to reduce existing inventory levels. We also expect capital expenditures for fiscal 2010 to be lower, likely in the range of $8 million which is down about 50% from the prior year.

Prior to the economic downturn in the fourth quarter, our primary focus was our European restructuring. During fiscal 2009 we incurred $2.5 million in restructuring costs related to the optimization of our facilities in Almere, The Netherlands and Hagen, Germany. During March 2009 we closed our fork manufacturing facility in La Machine, France. We expect to incur approximately $3 million of restructuring cost in the first quarter of fiscal 2010 related to this plant closure. We are continuing the rationalization of our remaining operations and would anticipate some level of additional restructuring charges during fiscal 2010.

It is difficult to measure the true results of our work this past year in Europe given the current economic environment but we strongly believe the European restructuring activities will provide us with a lower cost business model that will position us well as we come out of the current downturn.

In closing, I want to say that the past six months have represented some of the most challenging times I’ve experienced in my 37 years with Cascade. However, I believe we are taking the right steps to position Cascade and your company to emerge from this economic cycle a stronger company, able to take advantage of improving markets and increase our overall profitability.

As those of you who have worked with us in the past remember, we have a longstanding policy of not making forward financial projections. This concludes our prepared remarks and we are now ready to open the call to your questions.

Operator:	Thank you, sir. Ladies and gentlemen, at this time I would like to begin the question and answer session. If you have a question please press the star, followed by the one on your push button phone. If you would like to decline your polling process press the star, followed by the two. You will hear a three tone prompt acknowledging your selection. Your questions will be polled in the order they are received. As a reminder, if you’re using speaker equipment you will need to lift the handset before pressing the numbers. One moment please, for our first question.

Our first question comes from the line of Arnie Ursener with CJS Securities. Please go ahead.

Arnie Ursener:	Gentlemen, good afternoon.

Robert Warren:	Good afternoon, Arnie.

Arnie Ursener:	The question I have is obviously you’ve been preparing for a sizeable sales decline for awhile and went into this with fairly hefty inventories. As you keep working down your inventories, is there any reason we shouldn’t be assuming that you could have free cash flow growth this year that’s very substantial? Your capex is winding down a little bit. You should be able to reduce inventory or working capital certainly as much as sales. We’ve talked about cash flow in the $40 million type range. Are we thinking about this the right way?

Andy Anderson:	You’re absolutely thinking about it the right way, Arnie. Certainly by the second quarter you should—first quarter as well but by the second quarter you should be seeing—you should be seeing exactly what you described. We have set extremely aggressive free cash flow targets. That’s our defining metric for managing the company this year and we set very aggressive free cash flow targets for all of our senior executives and we are actually building those targets into incentive plans on down through the corporation. So, that is without question the focus of this year’s free cash flow and reducing that inventory is a very significant part of that.

We’ve taken numerous, numerous measures. We’ve either reduced and/or eliminated safety stocks in virtually all of our factories. We’ve reduced and/or eliminated the automatic reordering systems, the MRP systems. We’re transferring materials geographically. From a gross margin standpoint, that isn’t necessarily optimum because you’re going to pay some transportation but from a free cash flow standpoint, it very much is the optimum thing to do. We’re modifying, actually modifying existing materials where we can to use up current inventory as opposed to purchasing new inventory. We have centralized some of the primary purchasing functions, either at the corporate or at the high geographical level and the list of 20 or 30 other things. But that is without question what we’re focusing on is free cash flow.

Arnie Ursener:	Okay. One more financial question, if I can. If we looked at your debt covenants correctly, you’ve got this 100 million revolver at an extraordinarily attractive rate which I assume you’d like to not have to change if there’s any way to avoid it. Are we correct that the two most critical covenant triggers or potential triggers are adjusted EBITDA, the total consolidated fixed charge and your minimum leverage ratio? And could you update us on, given your views generally of the world, how close you might get on any of these?

Robert Warren:	We have open discussions with both of our lead banks on that line and have some projection based on how successful we are on our free cash flow targets and paying down debt that we could get very close to or actually be in danger of breaking our covenant on the rolling four quarters by the fourth quarter. Late, possibly even third quarter depending on how far business drops. And so we have been opening negotiations with the banks and talking about some opportunity to at least discuss, that was part of discussing with them and changing our dividend and looking at maybe some opportunity to modify some of those covenants which would potentially trigger some higher costs on our interest.

Arnie Ursener:	Bob, I know you don’t give guidance but you did actually give a fair amount of directional view in your Q3 conference call and I’d like to come back to that on two items. You mentioned a 30% sales decline at that point continuing through the remainder of fiscal 2009 and into 2010. And yet in your comments, I believe in here you indicated the decline in the industry could not continue into 2011. That’s a subtle change and at the time you had also talked about a two to 300 basis point margin decline, gross margin, during 2010. Given the cost actions you’ve taken, given the changing raw material cost, given your view of fixed cost absorption, can you update us on your view of the two to 300 basis point decline you had talked about for gross margins in the upcoming year?

Robert Warren:	I don’t think I actually went in and forecasted because I really don’t know, Arnie, what’s going to happen in fiscal 2011 for us, next year. It’s, it really has been—if the lift truck industry’s order rate remains where it is which none of the OEMs are talking about in their forecast, we would see a level that’s certainly lower than, you know, right now their booking levels are somewhere between, you know, 45 to 55% down. In some cases 60% down in the European markets and so there is a tremendous contraction going on right now in the order rate. For us, you know, what would that look like? You know, a level that’s greater than the 25%, it could be as much as 35 to 45% down for the year.

On the gross margin, you know, one of the things that we would have, we haven’t seen a great deal yet but we certainly anticipate is the consumption is so far down we would see an opportunity for lower material cost. Unfortunately with moving down our inventory and our aggressive moves to try to take advantage of our global inventory we’re not going to get much help from that. I wouldn’t say that, you know we’re not going to see a great deterioration probably from the gross margin level you saw in the fourth quarter but we’re not going to get a lot of improvement either.

Arnie Ursener:	Okay, thank you very much.

Operator:	Thank you. Our next question comes from the line of Frank Magdlen with The Robins Group. Please go ahead.

Frank Magdlen:	Good afternoon.

Robert Warren:	Good afternoon, Frank.

Frank Magdlen:	A couple of smaller items, Joe, going forward what would be good numbers for depreciation and amortization expense?

Joseph Pointer:	Probably in the 3 1/2, probably $3.5 million range in total.

Frank Magdlen:	In total?

Robert Warren:	You meant per quarter.

Joseph Pointer:	Per quarter.

Frank Magdlen:	Per quarter, right.

Joseph Pointer:	Maybe a little less because we have less amortization after the write off.

Frank Magdlen:	That’s what I was getting to, is without the amortization should come down and the fourth quarter number you used is too high.

Joseph Pointer:	Probably a little, yes. I hadn’t gone through and done that but it’s probably a little bit too high.

Frank Magdlen:	And the trigger on the goodwill write down and intangibles was that because your stock price or was it another trigger event?

Joseph Pointer:	No, that was just a, you know, in the normal evaluation looking at future cash flows part of valuing them back but given the level of where the construction business is now, it just didn’t support the recorded values we had. It wasn’t, it didn’t do with our stock prices. Our stock price at the end of the year was low 20s and it really didn’t trigger that.

Frank Magdlen:	Didn’t trigger at that time, all right.

Robert Warren:	And going forward, Frank, should the share price get below a certain level that we—that would be that trigger based on the cash flow analysis it would be triggered on the share price.

Frank Magdlen:	Okay and how far back does the goodwill go now and I know you stopped amortizing in ‘04 but are these acquisitions.

Robert Warren:	This goes back to ‘97. Most of the goodwill is still on the books, would be going back to the Kenhar acquisition.

Joseph Pointer:	All of it is related to intangibles.

Robert Warren:	Yes, all of it is related, yes.

Frank Magdlen:	Okay. And then, you mentioned headcount reduction from what level. Is that, you mentioned two, you had 2,000 employees now. Are you saying you’re going to reduce it another, by 20% from that level?

Robert Warren:	No, we’re down in actual, global headcount we’re down about 20%. In actual pay we’re down between, in North America we’re down at least 30% and in Europe we’re down, I think more than that, probably closer to 40%.

Frank Magdlen:	Okay, that’s because they’re on short work weeks.

Robert Warren:	Absolutely, every plant we have in North America and Europe is on some form of reduced work week.

Frank Magdlen:	Okay.

Robert Warren:	Or shut—rolling shut downs. One of the reasons that the headcount isn’t down probably more is because our operations in Asia are not taking that kind of reduction although we have had reductions in China as well. But in terms of percentage of the total personnel cost for the corporation, our Chinese employees are relatively small percent.

Frank Magdlen:	Okay, so I think at end of FY ‘08 you had 2,400 global employees. You now have 2,000.

Robert Warren:	That’s probably about right. You’ve got better numbers.

Frank Magdlen:	And that’s the, approximately 20% that we’re talking about?

Robert Warren:	Probably.

Joseph Pointer:	Yes, right.

Frank Magdlen:	Okay. Joe, anything special in the tax rate going forward?

Joseph Pointer:	It’s going to be really difficult, Frank, given we’ll have much lower levels of income and some of the restructuring charges that we have, for example in France in the first quarter there’s no tax benefit. So, I guess probably the only information I could give is it’s going to be higher than where it has been historically in the mid 30s. But when you’re talking, you know if you look at where we were for the year because income is so low, you know, it drives crazy percentages. I probably can’t really give you an estimate specifically.

Frank Magdlen:	Okay. All right, I’ll go back in queue. Thank you.

Operator:	Thank you. Our next question comes from the line of JB Groh with DA Davidson. Please go ahead.

JB Groh:	Good afternoon guys. Had a kind of an inventory question, you mentioned, you know, bringing that down. What do you see, what’s your goal in terms of turns or how should we think about what the appropriate level of inventory is, given these you know, projected sales weakness?

Andy Anderson:	The, right now the goal is in the 20s, at a minimum.

JB Groh:	20, okay down.

Andy Anderson:	Yes, 20—not turns, unfortunately.

JB Groh:	Right. 20 million.

Andy Anderson:	20 plus.

JB Groh:	Yes, okay.

Andy Anderson:	In the 20s is the early preliminary goal.

JB Groh:	And how would you characterize the current inventory in terms of what’s finished goods, what’s WIP and what’s raw material? I had always guessed that your inventory would be mostly raw materials or good, finished goods. I mean, it doesn’t, it wouldn’t seem like there would be bad inventory. Is that a safe assumption?

Andy Anderson:	There’s no, there’s no concern about.

JB Groh:	Yes, okay.

Andy Anderson:	About bad inventory. The, it’s probably close to 65% what would be classified raw materials, 65 to 70% raw materials and then there’s some purchase components and then the finished good, you’re right JB. In terms of actual finished goods sometimes that in the past quarter in particular, the finished goods went up because we were pulling orders ahead to build, trying to hold on to our production schedules and hold on to our people while we waited to see whether this was going to be long term or you know, very temporary trough. And so we built ahead quite a bit. It’s all saleable and scheduled so.

JB Groh:	Mm hmm, okay. That’s good. And then even in talking about the orders, it seemed like February was much worse than January, correct? Do you have a feel for March yet or is it too early to get any sort of indication there?

Robert Warren:	It’s about the same as February. You know as I mentioned, the only bounce we saw in any of the industry numbers was at least China’s truck order rate was back up to the same level that was approximately last year.

JB Groh:	Okay. Okay, well thank you for your time.

Robert Warren:	Thank you.

Andy Anderson:	Thanks JB.

Operator:	Thank you. Our next question comes from the line of James Bank with Sidoti & Company. Please go ahead.

James Bank:	Yes, hi. Robert, just a follow up question from earlier. You mentioned that the OEMs are booking within a range of 30 to 55%?

Robert Warren:	You know, if you look across national markets, their booking rate has been anywhere from 45 to 65% down.

James Bank:	Okay. So, is that something we can use as a measure as we model out our sales this year?

Richard Anderson:	It would be a conservative way of looking at it. Internally, we’re trying to be as conservative as possible. For some reason the OEMs are not talking about these levels when we ask them where they’re booking their year. But they tend to talk about what they’re going to take in market share from one of their competitors or which all of them are not going to do. And I, they might have some belief that the actual ability for this level of business is unsustainable for industry globally. We just don’t have anything that tell us that yet and so, we’re at least planning our operations and rationalization process based on pretty sustained period of very low level of trucks being sold into the industry.

Robert Warren:	Just one slight added factor to that James, we have historically tended not to go quite as low as the lift truck people when it’s going way down and we also tend not usually, to go quite as high when it goes way up. So, the fact that the OEMs are down just in the first two months of the year, the booking rate just to give you some kind of more regional idea. North America was down about 51%. Western Europe was down about 58. Europe as a whole was down more than that. China was 26. Asia was about 60, so we don’t, I think we can say is we tend not to go down quite as far as the OEMs go down. We do rebound.

Richard Anderson:	That’s historically proven true. That proved true in the last downturns but still, a significant downturn even from the fourth quarter.

James Bank:	Okay. Now from February’s perspective, you would say that that was accelerating, in terms of the wrong direction but then in regard to March it’s sort of the same as February or worse than February?

Andy Anderson:	Looking about the same. In three of the regions February was worse than January. In the—well actually in two, in Europe and the Americas February was worse. Asia picked up a little bit in February and China picked up a lot. Now there is some consideration about the Chinese New Year being in January this year and it was February last year so when you compare February on February, some people would say that there is a Chinese New Year factor in it. But if you look at the two month, the two month to two month comparison, China is down about 26%.

James Bank:	Okay.

Andy Anderson:	It did bounce quite a bit back up in February of this year, so it looks like Asia is weathering it better than the West.

James Bank:	Okay. In regard to profitability, just looking at what went on in the fourth quarter. I understand you still have variable cost controls in place. I’m just trying to map out the year in terms of the bottom line. If we consider if sales dropped to be worse, let me ask it this way. When do you actually expect to—your variable cost controls to kick in?

Andy Anderson:	They are now.

James Bank:	Okay. Were they there in the fourth quarter?

Andy Anderson:	No, and in fact, I mean some. There’s some in the fourth quarter and some of the redundancy expenses and so forth, well actually have gone over into the first quarter. But I guess what I say now, I say your point at a quarter basis, James it should be completely clean certainly by the second quarter.

James Bank:	Okay.

Andy Anderson:	Pretty clean by the first—in the first quarter.

James Bank:	Okay, terrific. And then lastly on that inventory, you’re trying to get the absolute dollar amount to 20 million?

Andy Anderson:	No, down 20.

James Bank:	Down by 20 million, okay. Okay, sorry I misunderstood. All right, thank you.

Andy Anderson:	I would like to get it down to 20.

James Bank:	Well, yes but then I’d worry about you for the following year. You’d have nothing to sell. That’s all I have. Thank you very much.

Andy Anderson:	Thank you, James.

Robert Warren:	Thanks.

Operator:	Thank you. Our next question comes from the line of Bob Nicholson with Pine Cobble Capital. Please go ahead.

Bob Nicholson:	Great. Thanks guys. One quick question, I appreciate your guys’ laser focus on free cash flow in the first part of the year. That sounds exactly right. I guess my question for you is on the negotiation with your banks and your bank covenants. If I take your comment about the inventory reduction from the benefit you get on working capital and I look at what I think you’re, is it a two times debt to EBITDA covenant?

Joseph Pointer:	Three.

Bob Nicholson:	That you’re governed by?

Joseph Pointer:	Three.

Bob Nicholson:	That would imply, you know, again assuming that you’re paying down some debt with working capital, a 35, 40, $45 million trailing 12 month EBITDA number at some point in the year as a possibility. Am I thinking about that the right way?

Robert Warren:	Absolutely.

Bob Nicholson:	Okay. And at that level are you guys still profitable, at that level of EBITDA?

Andy Anderson:	I think the, there’s a variable in there that we don’t, we don’t have completely—how do I say—calculated yet at this moment. The variable that’s not possible to project at this moment is the final level of restructuring charges that we’re going to, we’re going to incur. That’s the real variable that will have a high impact on that question.

Bob Nicholson:	And do the banks let you add back the restructuring charges?

Robert Warren:	They don’t currently but we are—that’s one of the things we’re working with them on.

Bob Nicholson:	Okay, that’s certainly fair. And how, I mean you guys are fortunate in Bank of America I guess is your lead bank certainly in better shape than many. How would you characterize their willingness to work with you guys on redoing the agreement?

Joseph Pointer:	We initiated discussions in January just on, just getting it on the table and they’ve been very open in both them and the Union Bank of California and, you know we expect to be able to work out a solution, so.

Robert Warren:	We’re very happy.

Bob Nicholson:	Okay. Okay, great. Thank you.

Robert Warren:	Thank you.

Operator:	Thank you. Our next question is a follow up question from the line of Frank Magdlen with The Robins Group. Please go ahead.

Frank Magdlen:	Bob, if memory serves correct, in prior downturns you’ve been able to pick up some market share because some weak competitors go by the wayside, could you give us a little insight as to what might be going on in Europe?

Robert Warren:	It’s early to tell. We only have, you know, one public competitor Bolzoni. He’s certainly seeing exactly the same contraction that we have and scrambling with some restructuring of his own. He’s moved to unprofitability in his own fourth quarter. He’s going to be fairly impacted because he has such a high degree of his revenue European based and also a lot of it on the OEMs so he has more of a one to one relationship to the order bookings.

The other main attach manufacturer is private and German. He has a very high level of long term contract, German employees and he’s listing about a drop of about 50% in his business. So, he’s going to be having to come up with some significant capital to fund a restructuring or weather this downturn. We don’t really know how that’s going to work out, whether that’s going to be a problem or not.

On our fork side of the business, you know, we’re as a market there’s probably easily 100% excess capacity available for the existing business. So, as we’re restructuring rapidly for Asian sources and downsizing we’re sure they’re running into tremendous over-capacity, under utilization situation. Whether there’s distress there, that will create opportunities.

Frank Magdlen:	All right, now one other question. When you look at your product mix, where on the economic cycle did you get your richest mix?

Robert Warren:	Say it one more time, Frank. I missed.

Frank Magdlen:	Your product mix, sometimes you have a lower end commodity type product sell well at some point in the economic cycle and then your higher margin business comes in later. Do they always go in sync or are they out of sync with each other historically?

Robert Warren:	I haven’t really seen that much of a relationship to the economic cycle and the margin business. I mean, it still is—the customer who uses our higher margin products, it’s an integral part of his distributions system. The lower margin products tend to be much more driven by our sales to the OEM.

The fork business and the side shift carriage business, which has a very high application rate at OEMs, they tend to outsource both those products completely to the vendor supply base and it’s a much more of a one to one basis. So actually, our lower margin business tends to trend down maybe a little bit more in our total sales mix in a downturn than it is in an upturn.

Frank Magdlen:	All right, thank you.

Operator:	Thank you. As a reminder ladies and gentlemen, if you have any additional questions please press the star, followed by the one at this time. If you are using a speaker phone please pick up the handset before pressing the numbers.

Mr. Warren, I’m showing that there are no further questions at this time. Please continue.

Robert Warren:	Again, thanks so much for your time in participating today. We appreciate your interest in Cascade. Please don’t hesitate to call if we can be of any assistance.

Operator:	Ladies and gentlemen, this concludes the Cascade Corporation Fourth Quarter Earnings Conference Call. If you would like to listen to the replay of today’s conference call you may dial 1-800-405-2236 and enter in the access number 11127141 and the pound sign in North America. International callers please dial (303) 590-3000 and the same access number. Thank you for your participation. You may now disconnect.

END